Exhibit 99.1

Cavico Corp. Receives NASDAQ Notice

HANOI, Vietnam, June 30, 2011 (GLOBE NEWSWIRE) -- Cavico Corp. (Nasdaq: CAVO) ("Cavico" or the "Company"), a major infrastructure civil engineering design and construction conglomerate based in Vietnam, today announced that it received a letter from The NASDAQ Stock Market’s staff on June 24, 2011. The letter stated that the staff has determined not to grant the Company additional time to file its delinquent filings.  Accordingly, the Company’s securities will be delisted from The NASDAQ Stock Market and trading of the Company’s common stock will be suspended at the opening of business on July 6, 2011, and a Form 25-NSE will be filed with the Securities and Exchange Commission (the “SEC”), which will remove the Company’s securities from listing and registration on NASDAQ.

As previously reported, the Company received a letter from The NASDAQ Stock Market stating that because the Company failed to file its Form 10-Q for the period ended March 31, 2011, on or before its due date, and because the Company remains delinquent in filing its Form 10-K for the period ended December 31, 2010, on or before its due date, it is not in compliance with NASDAQ Marketplace Rule 5250(c)(1), which requires that a listed company timely file periodic financial reports with the U.S. Securities and Exchange Commission as a condition to continued listing of its securities.

The Company had planned to appeal to NASDAQ to remain listed on the NASDAQ Capital Market. However, the Company’s management, after consulting with its board of directors, has decided it is in the best interest of the Company not to request an appeal. Upon delisting, the Company’s common stock will be eligible to trade in the "Grey Market."  Grey Market securities do not have bid or ask quotations in the OTC Link system or the OTCBB. Broker-dealers must report Grey Market trades to FINRA, so trade data is available on http://www.otcmarkets.com and other public sources.  The Company's stock is not immediately eligible for trading on the over-the-counter (“OTC”) market due to the fact that trading in the Company's stock was halted on NASDAQ.  The Company plans to have its stock quoted on the OTC Link system or the OTCBB once it is eligible.  The Company plans on filing all delinquent reports with the SEC and becoming eligible for quotation.

Mr. Hung Manh Tran, executive vice president of Cavico, stated, “We are diligently working on the filings and will report them as soon as possible. We are confident the delays in completing our financial statements and financial audit will soon be resolved.”

About Cavico Corp.

Cavico Corp. is focused on large infrastructure projects, which include the construction of hydropower facilities, dams, bridges, tunnels, roads, mines and urban buildings. Cavico is also making investments in hydropower facilities, cement production plants, mineral exploration and urban developments in Vietnam. The company employs more than 3,000 employees on projects worldwide, with offices throughout Vietnam and a satellite office in Australia. The Company now has three subsidiaries, Cavico Mining (HSX:MCV), Cavico Industry & Mineral (HNX:CMI), and Cavico Construction Manpower & Services (HNX:CMS), which are listed in Vietnam on the Ho Chi Minh and Hanoi Stock Exchanges.

Founded in 2000, Cavico is a major infrastructure construction, infrastructure investment and natural resources conglomerate headquartered in Hanoi, Vietnam. Cavico is highly respected for its core competency in the construction of mission-critical infrastructure including hydroelectric plants, highways, bridges, tunnels, ports and urban community developments. One of the Company's primary competitive advantages is its ability to nurture a project "from concept through completion" with a vertical portfolio of interrelated investment, permitting, design, construction management and facility maintenance services. Cavico's project partners include top multi-national corporations and government organizations. The Company employs more than 3,000 full-time, part-time, and seasonal workers. For more information, visit http://www.cavicocorp.com. Information on the Company's Web site or any other Web site does not constitute a portion of this release.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the Company's ability to obtain the necessary financing to continue and expand operations, to market its construction services in new markets and to offer construction services at competitive pricing, the Company's ability to complete projects in the time frame specified; anticipated revenue from the projects to attract and retain management, and to integrate and maintain technical information and management information systems; the effects of currency policies and fluctuations, general economic conditions and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. These statements include, without limitation, statements regarding our ability to prepare the Company for growth; the Company's planned expansions, and predictions and guidance relating to the Company's future financial performance. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Cavico Corp.
Timothy Pham
Vice President and Director
+1-714-843-5456
cavicohq@cavico.us

Investor Relations Contact:
Dave Gentry
RedChip Companies, Inc.
800-733-2447, Ext. 104
407-644-4256, Ext. 104
info@redchip.com